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                                                                    EXHIBIT 10.5

INGRAM ENTERTAINMENT INC.
Two Ingram Blvd. La Vergne, TN 37089                   DAVID B. INGRAM
(615) 287-4610 Fax (615) 287-4985                      Chairman and President



January 8, 1997


Mr. Robert Y. Lee
Video City, Inc.
6851 McDivitt Drive, Suite A
Bakersfield, CA 93313

Re:  Supply Agreement

Dear Robbie:

The following is the supply agreement (the "Agreement") between Video City, Inc. (formerly known as Prism Entertainment Corporation) on its own behalf and on behalf of any present or future affiliated entities engaged in the sale or rental of product described in this Agreement ("Video City") and Ingram Entertainment Inc. ("Ingram"):

1. RENTAL PRICING:
   Video City will receive a 34.5% discount off suggested retail price on all rental product ($30 and higher). Video City will receive multi-pack pricing and discounts on single purchases of multi-pack titles.

2. SELL-THROUGH PRICING:
   Video City will receive a 37% discount off suggested retail price on catalog sellthrough product ($29.99 and lower), subject to Paragraph 9 below. Feature sellthrough titles (i.e. titles released for the first time to the home video
                       ---
   market at $29.99 and lower having grossed $50 million or more at the box office) will be offered at specially discounted prices based on quantities ordered. Video City may purchase feature sell-through titles from a source other than Ingram provided Video City offers Ingram the right of first refusal to match the price offered to Video City from the other source, which offer must be arms length, written, and furnished to Ingram.

3. RETURNS:
   Video City will receive a 50% return allowance on all unopened sell-through product in mint, resalable condition, provided Ingram and Video City mutually agree on purchase quantities eligible for returns. Returns of undamaged product must be received by Ingram within three months after initial street date. Video City will also receive return allowances for damaged product. Damaged return product must be received by Ingram within 60 days of initial street date. Ingram will issue
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Mr. Robert Y. Lee
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January 8, 1997



   call tags for store damaged returns based on each store up to a maximum of two damaged returns shipments per store per month. For all returned product, credits will be applied to Video City's account within 15 business days of receipt by Ingram.

4. VIDEO GAMES:
   Video City will receive Ingram gross cost plus 7% pricing on all video game rental and sell-through titles. Video City will receive a 100% return allowance on all unopened video game sell-through product in mint, resalable condition, provided Ingram and Video City mutually agree on purchase quantities eligible for returns. Returns must be received by Ingram within 60 days after initial street date.

5. LASER:
   Video City will receive a 25% discount off suggested retail price on laser purchases and a 50% return allowance on all unopened laser product in mint, resalable condition. Returns must be received by Ingram within three months after initial street date.

6. AUDIO BOOKS:
   Video City will receive a 40% discount off suggested retail price on audio book rental product purchases (rental ready or non-rental ready). Video City will receive a 20% return allowance on all unopened non-rental ready product in mint, resalable condition. Returns must be received by Ingram within three months after initial street date.

7. MULTIMEDIA:
   Video City will receive a 35% discount off suggested retail price on CD ROM product and net pricing on CDI, 3DO, and Jaguar product. Video City will receive a 20% title-by-title return allowance on all unopened product in mint, resalable condition. Returns must be received by Ingram within 9O days after invoice date.

8. ACCESSORIES:
   Video City will receive "end-lot" pricing on all accessories.

9. TERMS:
   Payment terms will be net 60 days from invoice for all rental and sell-through product purchases; provided, however, that for (i) catalog sell-
                              --------  -------
   through product intended for new store openings; (ii) Christmas catalog sell-through product; and (iii) catalog sell-through product intended for new sell-through departments in existing stores, Video City will have a one time right to elect either (a) payment

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Mr. Robert Y. Lee
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January 8, 1997


   terms of net 9O days from invoice or (b) payment terms of net 120 days from invoice; provided, further, that pricing for catalog sell-through product in
            --------- -------
   the event of alternative (b) shall be a 36.5% discount off suggested retail price. Video City understands that its credit line with Ingram will be as established or modified from time-to-time based upon Ingram's credit review and credit policies. Any amounts not paid when due will bear interest at the rate of 1 1/2% per month (18% per annum) on the overdue balance (or, if less, at the maximum rate permitted by applicable law, with any payments in excess of such maximum treated as principal payments on the past due amount). Payments received from Video City will be credited first to unpaid interest as set out above.

10.ADVERTISING:
   Co-op on rental video titles will be handled "in-house" and will be paid at a rate of 3% for titles that accrue co-op, following studio guidelines. For sell-through titles, Video City will receive "pass-through" co-op and MDF advertising funds, also following studio guidelines. Rental titles will also receive "pass through" of MDF advertising funds, following studio guidelines.

11.RENTAL READY PROCESSING:
   Rental ready processing is available and will be billed as a separate invoice line item. If rental ready processing is desired, pricing will be determined after an analysis of the specific requirements is made. Video City will be entitled to Ingram's most favored customer pricing for this service.

12.FREIGHT:
   Freight for all product will be pre paid to Video City locations, without limitations as to the size or dollar amount of orders. Special orders may be "piggybacked" by Ingram on new release shipments as long "available/on-hand" special order titles are delivered within one week of the order.

13.PROGRAMS AND SERVICES:
   Ingram will, when possible, extend terms on special programs such as holiday promotions and new store start-up packages. Ingram will provide home office services such as marketing, creative services and help with management information systems requests whenever possible. Video City will receive free monthly in-store "video guides" (average 1,200 per store). Video City understands that it may not have an exclusive representative, but Ingram intends that Video City will receive the same high level of hands-on involvement and assistance that Lee Video City, Inc. ("VCI") has received from Ingram representatives in the past. Ingram also intends to maintain the same high level of representative service to

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Mr. Robert Y. Lee
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January 8, 1997



   Video City as Video City encounters rapid growth and to consider appointment of an exclusive representative as may be warranted by that growth. Video City will be eligible to participate in any advertised programs offered by Ingram.

14.QUANTITY:
   Video City agrees to purchase from Ingram 100% of its yearly requirements for the video rental, video sell-through, game, and other products covered by this Agreement, except in the following circumstances:

       (a)  The product is not carried by Ingram (such as adult product);

       (b) Video City is required to purchase product from Rentrak Corporation or its affiliates ("Rentrak") under the present terms of its agreement with Rentrak by which Video City is bound due to the merger of VCI into Video City, but only to the extent of minimum purchases required under that agreement;

       (c)  Purchases of used product;

       (d)  Purchases of non-prerecorded product;

       (e)  Orders which Ingram is unable to fill in a reasonably timely manner;

       (f) Orders in excess of the credit limit extended to Video City by Ingram, provided that Video City is within its credit terms with
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            Ingram; or

       (g) Purchases of feature sell-through titles from a source other than Ingram following Ingram's failure to exercise its right of first refusal, as permitted by Paragraph 2.

15.PAYMENT IN CERTAIN EVENTS:
   An "Extraordinary Transaction" for purposes of this Paragraph shall be deemed to occur upon consummation of one of the following events:

   (a) a sale or other disposition of retail locations by Video City other than in the ordinary course of business, 90% of the proceeds from which are not redeployed in a similar video business within 9O days of such transaction (an "Asset Sale"); provided however, that a sale or other disposition of retail
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   locations in a transaction

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Mr. Robert Y. Lee
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January 8, 1997



   or series of transactions, which locations in the aggregate accounted for less than 20% of purchases under this Agreement over the 12 months preceding such disposition, shall not constitute an Asset Sale; or

   (b) a merger or consolidation of, into, or involving Video City, in which Video City is not the surviving corporation.

   Upon the consummation of an Extraordinary Transaction, Video City shall immediately pay Ingram in cash the following amounts (the "Termination Payment"):


     EXTRAORDINARY TRANSACTION
     ON OR BEFORE THE FOLLOWING
   ANNIVERSARY OF THIS AGREEMENT           TERMINATION PAYMENT DUE
   -----------------------------           -----------------------

          First                                $1,300,000
          Second                                1,300,000
          Third                                 1,200,000
          Fourth                                1,200,000
          Fifth                                 1,000,000
          Sixth                                   900,000
          Seventh                                 800,000
          Eighth                                  700,000
          Ninth                                   600,000
          Tenth                                   400,000

   The parties have agreed to the above payments in lieu of a formula designed to calculate the discounted present value of anticipated annual future payments under this Agreement, due to the uncertainty inherent in any such formula calculation.

   The following shall apply notwithstanding the above:

   (x) in the event of an Asset Sale of less than 100% of the retail locations of Video City, the payment set out above shall be prorated based upon the required payments made to Ingram under this Agreement by Video City, with respect to the locations so sold, during the 12 months preceding the Extraordinary Transaction, prorated for any partial year of the unexpired term of this Agreement; and

   (y) in the event of an Extraordinary Transaction in which this Agreement is assigned to and assumed by a third party of credit quality at least equal to that of

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Mr. Robert Y. Lee
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January 8, 1997


   Video City on terms and conditions reasonably acceptable to Ingram, Video City will not be required to make any payment pursuant to this Paragraph unless and until subsequent annual payments by the assignee to Ingram under this Agreement in each 12 month period after the Extraordinary Transaction ("Subsequent Annual Payments") fail to equal or exceed required payments made to Ingram under this Agreement during the 12 months preceding the Extraordinary Transaction ("Prior Annual Payments"). If in any such 12 month period Subsequent Annual Payments are less than the Prior Annual Payments (a "Shortage Period"), Video City shall pay to Ingram a pro rata portion of the Termination Payment determined by multiplying the Termination Payment due as if the Extraordinary Transaction had occurred at the beginning of the Shortage Period by a fraction, the numerator of which is the amount of Subsequent Annual Payments and the denominator of which is the amount of Prior Annual Payments.

16.TERM OF AGREEMENT:
   The term of this Agreement will commence on the date the merger of VCI with and into Video City becomes effective, and shall terminate on the tenth anniversary of that effective date. This Agreement may, however, be terminated by Ingram at any time for any reason upon prior written notice to Video City. Upon the commencement of this Agreement, the existing purchasing contract, dated effective as of July 1, 1996, between Ingram and VCI, shall be terminated.

17.ASSIGNMENT:
   Video City may not assign this Agreement without the express written consent of Ingram.


INGRAM ENTERTAINMENT INC.                   VIDEO CITY, INC.


/s/ David B. Ingram                         /s/ Robert Y. Lee
------------------------------              ---------------------------------
David B. Ingram                             Robert Y. Lee
Chairman and President                      CEO





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